Exhibit 99.1
PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands)
(unaudited)

Return on Invested Capital ("ROIC") and Economic Return Calculations

	Six Months Ended		Six Months Ended
	April 1, 2017		April 2, 2016
Operating income, as reported	$66,474		$44,870
Restructuring and other charges	—		3,424
Adjusted operating income		$66,474		$48,294
	x	2	x	2

Annualized adjusted operating income		$132,948		$96,588
Tax rate	x	9%	x	11%
Tax impact		11,965		10,625
Adjusted operating income (tax effected)		$120,983		$85,963

Average invested capital	$718,524		$743,112

ROIC	16.8%		11.6%
Weighted average cost of capital ("WACC")	10.5%		11.0%
Economic return	6.3%		0.6%

	Apr 1,	Dec 31,	Oct 1,	Jul 2,	Apr 2,	Jan 2,	Oct 3,
Average Invested Capital	2017	2016	2016	2016	2016	2016	2015
Equity	$961,438	$927,542	$916,797	$895,175	$871,111	$850,794	$842,272
Plus:
Debt—current	92,623	78,879	78,507	78,279	2,300	2,864	3,513
Debt—long-term	185,638	184,136	184,002	184,479	259,565	259,289	259,257
Less:
Cash and cash equivalents	(524,520)	(496,505)	(432,964)	(433,679)	(409,796)	(354,728)	(357,106)
Invested capital	$715,179	$694,052	$746,342	$724,254	$723,180	$758,219	$747,936

During the second quarter of fiscal 2017 average invested capital (April 1, 2017, December 31, 2016 and October 1, 2016) was $718,524. Second quarter fiscal 2016 average invested capital (April 2, 2016, January 2, 2016 and October 3, 2015) was $743,112.